Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SINGER MADELINE HOLDINGS, INC.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the "Corporation") is: Singer Madeline Holdings, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is c/o Registered Agent Solutions, Inc., 1679 S Dupont Highway, Suite 100, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is Registered Agent Solutions, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

Hannah Littman

c/o Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

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THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation.

Dated: June 5, 2015

By:	/s/ Hannah Littman
Name: Hannah Littman
Title: Incorporator

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